FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Municipal Income 2023 Fund
Trade Date	5/23/13
Settle Date	6/4/13
Security Name	LA CA DWAP 5% 7/1/23
CUSIP	544495ZQ0
Price	125.177
Transaction Value	$ 438,119.50
Class Size	$ 82,010,000
% of Offering	0.427%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	De LaRosa & Co.
Underwriting Members: (4)	RBC Capital Markets
Underwriting Members: (5)	BMO Capital Markets
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	J.P. Morgan Securities LLC
Underwriting Members: (8)	Ramirez & Co., Inc.
Underwriting Members: (9)	The Williams Capital Group, L.P.